Exhibit 99.1

News Release

LEADING INDEPENDENT PROXY ADVISORY FIRMS ISS AND GLASS LEWIS RECOMMEND LASALLE SHAREHOLDERS VOTE “FOR” THE PENDING MERGER WITH PEBBLEBROOK

LaSalle Recommends Shareholders Vote “FOR” the Transaction
in Advance of the Special Meeting of Shareholders Scheduled for November 27, 2018
BETHESDA, Md.-November 16, 2018-LaSalle Hotel Properties (NYSE: LHO) (“LaSalle” or the “Company”) today announced that leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have recommended LaSalle shareholders vote “FOR” the pending merger with Pebblebrook Hotel Trust (NYSE: PEB).
In recommending LaSalle shareholders vote “FOR” the merger, ISS stated in its November 15, 2018 report1:

•
“Support for the transaction is warranted in light of the compelling rationale, the premium to the unaffected share price and to that of the previous Blackstone offer, expected financial benefits to the combined entity, and the downside risk of non-approval.”

•	“This transaction will provide shareholders with an equity interest in a much larger entity that is expected to be one of the largest publicly-traded lodging REITs.”

•
“The transaction is also expected to result in general and administrative cost synergies and be immediately accretive to adjusted FFO per share. Given that a portion of the consideration is payable in stock, LHO shareholders will be able to participate in these potential benefits.”

Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties, said, “We are pleased that both ISS and Glass Lewis recognize the value of this strategic combination, which is the culmination of a thorough strategic alternatives process to maximize value for shareholders. We look forward to quickly completing this transaction and strongly urge shareholders to follow ISS and Glass Lewis’ recommendations by voting “FOR” the Pebblebrook merger.”
The LaSalle Board recommends that LaSalle shareholders vote “FOR” the proposal to approve the pending merger with Pebblebrook in advance of the Special Meeting, which will be held on November 27, 2018 at the Sofitel Washington DC Lafayette Square, 806 15th Street NW, Washington DC 20005 at 10:00 a.m., Eastern Time. All LaSalle shareholders of record as of the close of business on October 23, 2018 are entitled to vote.
As previously announced on September 6, 2018, LaSalle has entered into a definitive merger agreement with Pebblebrook, under which Pebblebrook will acquire 100% of LaSalle’s outstanding common shares. Under the terms of the Pebblebrook Merger Agreement, for each LaSalle common share owned, each LaSalle shareholder may elect to receive either a fixed amount of $37.80 in cash or a fixed exchange ratio of 0.92 Pebblebrook common shares. A maximum of 30% of the outstanding LaSalle common shares may elect to receive cash (and elections of cash will be subject to pro rata cutbacks if holders of more than 30% of the outstanding LaSalle common shares elect cash). LaSalle common shares held by Pebblebrook will be excluded from the cash election in the transaction, effectively increasing the maximum cash shares to approximately 33% of the aggregate number of LaSalle common shares outstanding immediately prior to the effective time of the transaction. The transaction with Pebblebrook is subject to customary closing conditions, including the approval of LaSalle’s and Pebblebrook’s shareholders. The transaction is expected to close on November 30, 2018 and is not contingent on receipt of financing.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

1407 Broadway, 27th Floor
New York, NY 10018
proxy@mackenziepartners.com
 (212) 929-5500
Or
TOLL-FREE (800) 322-2885

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as financial advisors to LaSalle and Goodwin Procter LLP and DLA Piper LLP (US) are acting as legal counsel.
About LaSalle Hotel Properties
LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 41 properties, which are upscale, full-service hotels, totaling approximately 10,400 guest rooms in 11 markets in seven states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging groups, including Access Hotels & Resorts, Accor, Benchmark Hospitality, Davidson Hotel Company, Evolution Hospitality, HEI Hotels & Resorts, Highgate Hotels, Hilton, Hyatt Hotels Corporation, IHG, JRK Hotel Group, Inc., Marriott International, Noble House Hotels & Resorts, Outrigger Lodging Services, Provenance Hotels, Two Roads Hospitality, and Viceroy Hotel Group.
Additional Information about the Proposed Merger Transaction and Where to Find It
This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of September 6, 2018, as amended on September 18, 2018, by and among Pebblebrook Hotel Trust, Pebblebrook Hotel, L.P., Ping Merger Sub, LLC, Ping Merger OP, LP, LaSalle Hotel Properties and LaSalle Hotel Operating Partnership, L.P. In connection with the proposed merger transaction, on October 29, 2018, Pebblebrook filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a joint proxy statement/prospectus of Pebblebrook and LaSalle that also constitutes a prospectus of Pebblebrook. Pebblebrook and LaSalle also plan to file other relevant documents with the SEC regarding the proposed merger transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents (if and when they become available) filed by Pebblebrook or LaSalle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Pebblebrook with the SEC will be available free of charge on Pebblebrook’s website at www.pebblebrookhotels.com or by contacting Pebblebrook’s Investor Relations at (240) 507-1330. Copies of the documents filed by LaSalle with the SEC will be available free by contacting LaSalle’s Investor Relations at (301) 941-1500.
Certain Information Regarding Participants
Pebblebrook and LaSalle and their respective trustees, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. You can find information about Pebblebrook’s executive officers and trustees in Pebblebrook’s definitive proxy statement filed with the SEC on April 27, 2018 in connection with Pebblebrook’s 2018 annual meeting of shareholders. You can find information about LaSalle’s executive officers and directors in LaSalle’s definitive proxy statement filed with the SEC on October 29, 2018 in connection with the special meeting of shareholders. Additional information regarding the interests of such potential participants will be included in the other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Pebblebrook or LaSalle using the sources indicated above.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).
Cautionary Statement Regarding Forward-Looking Statements
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. The forward-looking statements contained in this press release, including statements regarding the proposed merger transaction and the timing of such transaction, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the Company to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for the Company’s properties, (vi) risks associated with the hotel industry, including competition for guests and meetings from other hotels and alternative lodging companies, increases in wages, energy costs and other operating costs, potential unionization or union disruption, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions, (vii) the availability and terms of financing and capital and the general volatility of securities markets, (viii) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ix) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (x) the possible failure of the Company to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (xi) the possibility of uninsured losses, (xii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (xiii) the risk of a material failure, inadequacy, interruption or security failure of the Company’s or the hotel managers’ information technology networks and systems, and (xiv) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. The Company undertakes no obligation to update or revise any forward- whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.
Contacts
LaSalle Hotel Properties
Kenneth G. Fuller or Max D. Leinweber
301-941-1500
or
MacKenzie Partners, Inc.
Bob Marese
212-929-5405

Media:
Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Andrew Siegel
212-355-4449

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1 Permission to use quotations neither sought nor obtained.